UNITED STATES SECURITIES AND EXCHANGE
COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2008

CARDTREND INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-19404	95-4359228
(State of Other Jurisdiction of	(Commission File Number)	IRS Employer Identification
Incorporation)		Number)

800 5th Avenue , Suite 4100, Seattle, Washington 98104
(Address of principal executive offices)

(206) 447-1379
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule.

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On November 24, 2008, the Company had entered into a definitive agreement with the previous shareholders of SMS Biz Sdn. Bhd. (“SMSBIZ”) to sell back to them 100% of the shares of common stock of SMSBIZ in consideration for the return by them to the Company all of the seven million restricted shares of the Company’s common stock previously issued to them pursuant to the closing of the share exchange agreement dated January 21, 2008 as reported in a Form 8K previously filed on September 8, 2008. The Company’s board of directors unanimously approved the disposition of 100% of the Company’s interest in SMSBIZ in view of the current adverse economic and business conditions as well as the sudden decline in SMSBIZ’s sales after the acquisition by the Company.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
On November 24, 2008, the Company had completed the disposition of 100% of SMSBIZ Sdn. Bhd., a company incorporated in Malaysia, pursuant to the share repurchase agreement dated November 24, 2008 as disclosed in Item 1.01 above. The previous shareholders of SMSBIZ had returned to the Company all of the seven million restricted shares of the Company’s common stock previously issued to them pursuant to the closing of the share exchange agreement dated January 21, 2008 for the acquisition of SMSBIZ by the Company. At the same time, the Company had returned to all the previous shareholders of SMSBIZ all of their shares of the common stock of SMSBIZ previously held by them.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
The financial statements, if required by this item, will be filed within 71 days of November 24, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDTREND INTERNATIONAL, INC.
(Registrant)

Date: November 24, 2008	By: KATHERINE YL TUNG
Katherine YL Tung, Secretary